NEWS RELEASE

FOR IMMEDIATE RELEASE

November 10, 2003

CAPITOL FEDERAL FINANCIAL
ANNOUNCES YEAR-END DIVIDEND

Topeka, Kansas: Capitol Federal Financial (NASDAQ: CFFN) announced today that its Board of Directors declared a year-end cash dividend of $0.81 per share on outstanding CFFN common stock. The dividend is payable on December 5, 2003 to stockholders of record as of the close of business on November 21, 2003.

As previously announced, CFFN is scheduled to pay its next quarterly cash dividend of $0.50 per share on November 21, 2003. The combination of the regular quarterly dividends and the year-end dividend will result in a total cash dividend of $2.00 per share paid to shareholders in calendar year 2003. CFFN also paid a total of $2.00 per share in cash dividends to its shareholders in calendar year 2002.

Capitol Federal Savings Bank MHC (MHC) which owns 52,192,817 shares of CFFN has waived its right to receive the year-end dividend. Therefore, the year-end dividend will only be paid to outstanding CFFN shares not held by the MHC. The number of publicly traded shares not held by the MHC, as of September 30, 2003, was 18,834,858.

After a review of the current dividend policy the Board intends to adjust its policy in calendar year 2004 and pay its entire dividend in four equal quarterly installments.

CFFN will announce its earnings for the year ended September 30, 2003, on November 12, 2003.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank which operates 35 branch offices in Kansas.

News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For additional information about CFFN please contact:

Jim Wempe, Vice President, Investor Relations

Telephone: 785-270-6055

Email; jwempe@capfed.com